As filed with the Securities and Exchange Commission on February 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLOVIR, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	83-1971007
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

139 Main Street, Suite 500 Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

AlloVir, Inc. 2020 Stock Option and Grant Plan

(Full Title of the Plans)

David Hallal

Chief Executive Officer

AlloVir, Inc.

139 Main Street, Suite 500

Cambridge, Massachusetts 02142

(617) 433-2605

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Danielle Lauzon, Esq. Nicole Daley, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Edward Miller General Counsel and Secretary AlloVir, Inc. 139 Main Street, Suite 500 Cambridge, Massachusetts 02142 (617) 433-2605

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	3,255,343 (2)	$43.76 (3)	$142,437,533	$15,540
Total	3,255,343		$142,437,533	$15,540

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Represents an automatic annual increase on January 1, 2021 to the number of shares reserved for issuance under the 2020 Stock Option and Grant Plan (the “2020 Plan”) pursuant to the terms of the 2020 Plan. Shares available for issuance under the 2020 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on July 31, 2020 (Registration No. 333-240259).

(3)

The price of $43.76 per share, which is the average of the high and low sale prices of the Common Stock of the registrant as quoted on the Nasdaq Global Market on February 5, 2021, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relating to the 2020 Stock Option and Grant Plan of AlloVir, Inc. (the “Registrant”) registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 (SEC File No.  333-240259) of the Registrant is effective. Accordingly, the information contained in the Registrant’s Registration Statement on Form S-8 (SEC File No. 333-240259) filed with the Securities and Exchange Commission on July 31, 2020 is hereby incorporated by reference pursuant to General Instruction E, except for “Item 8. Exhibits.”

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See the Exhibit Index for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39409) filed on August 3, 2020).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39409) filed on August 3, 2020).

4.3	Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its stockholders, effective as of May 8, 2019 (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-239698) filed on July 6, 2020).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page)

99.1	2020 Stock Option and Grant Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-239698) filed on July 23, 2020).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on February 12, 2021.

ALLOVIR, INC.

By:	/s/ David Hallal
David Hallal Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints David Hallal and Vikas Sinha, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below:

Signature	Title(s)	Date
/s/ David Hallal David Hallal	Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2021

/s/ Vikhas Sinha Vikhas Sinha	President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	February 12, 2021

/s/ Jeffrey Bornstein Jeffrey Bornstein	Director	February 12, 2021

/s/ Diana Brainard, MD Diana Brainard, MD	Director	February 12, 2021

/s/ John Wilson John Wilson	Director	February 12, 2021

/s/ Ansbert Gadicke, MD Ansbert Gadicke, MD	Director	February 12, 2021

/s/ Morana Jovan-Embiricos, PhD Morana Jovan-Embiricos, PhD	Director	February 12, 2021

/s/ Malcolm Brenner, MD, PhD Malcolm Brenner, MD, PhD	Director	February 12, 2021

/s/ Juan F. Vera, MD Juan F. Vera, MD	Director	February 12, 2021